Exhibit 99.2
Energy, Inc. to Participate in the 2010 AGA Financial Forum
MENTOR, OH, — May 13, 2010 — Energy, Inc. (NYSE Amex: EGAS), a natural gas utility company, announced today that the Company’s management team will participate in the 2010 American Gas Association (AGA) Financial Forum, which is being held May 17 — 19, 2010 at The Breakers, Palm Beach, Florida.
Representatives from Energy, Inc. will be available to meet during the Breakfast Visitation on Tuesday and Wednesday, May 18 & 19, and for One-on-One meetings on Wednesday, May 19.
About Energy, Inc.
Energy, Inc. distributes and sells natural gas to end-use residential, commercial, and industrial customers. It distributes approximately 30.5 billion cubic feet of natural gas to approximately 61,600 customers through regulated utilities operating in Montana, Wyoming, North Carolina, Maine, Ohio and Pennsylvania. The company markets approximately 2.3 billion cubic feet of natural gas to commercial and industrial customers in Montana and Wyoming on an unregulated basis. The company also has a majority ownership interest in 160 natural gas producing wells and gas gathering assets. In addition, the company owns the Shoshone interstate and the Glacier gathering pipelines located in Montana and Wyoming. The company’s Montana public utility was originally incorporated in 1909 and is headquartered in Great Falls, Montana.
The company’s toll-free number is 800-570-5688. The company’s address is 1 First Avenue South, Great Falls, Montana 59401 and its website is www.ewst.com.
Safe Harbor Regarding Forward-Looking Statements
The company is including the following cautionary statement in this release to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, Energy, Inc. Forward-looking statements are all statements other than statements of historical fact, including, without limitation, those that are identified by the use of the words “anticipates,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “believes” and similar expressions. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Factors that may affect forward-looking statements and the company’s business generally include but are not limited to the company’s ability to successfully integrate the operations of the companies it has recently acquired and consummate additional acquisitions, the company’s continued ability to make dividend payments, the company’s ability to implement its business plan, fluctuating energy commodity prices, the possibility that regulators may not permit the company to pass through all of its increased costs to its customers, changes in the utility regulatory environment, wholesale and retail competition, the company’s ability to satisfy its debt obligations, including compliance with financial covenants, weather conditions, litigation risks, and various other matters, many of which are beyond the company’s control, the risk factors and cautionary statements made in the company’s public filings with the Securities and Exchange Commission, and other factors that the company is currently unable to identify or quantify, but may exist in the future. Energy, Inc. expressly undertakes no obligation to update or revise any forward-looking statement contained herein to reflect any change in Energy, Inc.’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
For more information contact:

Energy, Inc.	Kei Advisors LLC
Glenn Hemminger, Director of Finance	Deborah K. Pawlowski, President & CEO
Phone: (440) 205-1987	Phone: (716) 843-3908
Email: gdhemminger@ewst.com	Email: dpawlowski@keiadvisors.com